Exhibit 99.24(b)10(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions "Service Agreements and Other Service Providers" and “Independent Registered Public Account Firms” in the Statement of Additional Information and to the use of our reports: (1) dated February 18, 2014, with respect to the statutory-basis financial statements of Thrivent Financial for Lutherans (2) dated April 24, 2014, with respect to the supplementary information of Thrivent Financial for Lutherans, both for the year ended December 31, 2013, included in Post-Effective Amendment No. 15 to the Registration Statement (Form N-4, No. 333-76154) and for the registration of Thrivent Variable Annuity Account B offered by Thrivent Financial for Lutherans.
/s/ Ernst & Young LLP
Minneapolis, MN
April 29, 2016